Exhibit 99.4

EFiled: Jan 29 2019 09:27AM EST Transaction ID 62905846 Case No. 2019-0061-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
PHILIP RYAN, JR. and DONALD	)
FRIEDMAN, on behalf of	)
themselves and all other similarly	)
situated stockholders of	)
MINDBODY, Inc.,	) C.A. No.:
)
Plaintiffs,	)
)
v.	)
)
MINDBODY, INC., RICHARD L.	)
STOLLMEYER, KATHERINE	)
BLAIR CHRISTIE, COURT	)
CUNNINGHAM, GAIL	)
GOODMAN, CIPORA HERMAN,	)
ERIC LIAW, ADAM MILLER,	)
GRAHAM SMITH, VISTA	)
EQUITY PARTNERS	)
MANAGEMENT, LLC, TORREYS	)
PARENT, LLC, TORREYS	)
MERGER SUB, INC., and	)
INSTITUTIONAL VENTURE	)
PARTNERS XIII, L.P.,	)
)
Defendants.	)
)

VERIFIED CLASS ACTION COMPLAINT

Plaintiffs Philip Ryan, Jr. and Donald Friedman (“Plaintiffs”), individually and on behalf of all other similarly situated holders of Class A common stock (“Class A”) of MINDBODY, Inc. (“MINDBODY” or the “Company”), bring the following Verified Class Action Complaint (the “Complaint”) against MINDBODY’s board of directors (the “Board”), including its Chairman, Chief Executive Officer (“CEO”) and co-founder Richard L. Stollmeyer (“Stollmeyer”), for breaches of fiduciary duties in connection with MINDBODY’s proposed merger (the “Merger”) with affiliates of Vista Equity Partners Management, LLC (“Vista”), against whom Plaintiffs also bring this complaint for aiding and abetting the Board’s breaches of fiduciary duties. Plaintiffs also seek determinations pursuant to 8 Del. C. § 111 that (a) under MINDBODY’s Amended and Restated Certificate of Incorporation (the “Certificate”) the Class B common stock (“Class B”) of Stollmeyer and Institutional Venture Partners XIII, L.P. (“IVP”) has automatically converted to Class A stock, and (b) the claim by Stollmeyer, Vista and the MINDBODY Board that the Board has authority to approve Stollmeyer and senior management receiving different consideration for their stock violates the Certificate and any attempt to have Stollmeyer and others receive different consideration would violate the Certificate.

The allegations of the Complaint are based on the knowledge of Plaintiffs as to themselves, and on information and belief, including the investigation of counsel and review of publicly available information as to all other matters.

NATURE OF THE ACTION

1. This stockholder class action (the “Action”) challenges MINDBODY’s take-private by Vista for the unfair price of $36.50 per share in cash (the “Merger Consideration”). The sale process culminating in the Merger was irreparably tainted by the conflicts of Stollmeyer and management, who ran the sale process with MINDBODY’s conflicted financial advisor, Qatalyst Partners LP (“Qatalyst”), which has lucrative ties to Vista and no prior relationship with MINDBODY. Now the Board is soliciting stockholders to approve the Merger based on materially misleading and incomplete disclosures in MINDBODY’s January 23, 2019 Definitive Proxy Statement (the “Proxy”). The Proxy also represents that Stollmeyer and IVP hold 10 vote per share Class B stock, which would provide most of the votes needed to approve the Merger. However, through Defendants’ actions, these shares have automatically converted into one vote per share Class A stock.

2. By October 2018, Stollmeyer had decided to take MINDBODY private, which he had only taken public in 2015. On information and belief, he was aware that IVP wanted to exit its investment in MINDBODY. Stollmeyer met with behemoth private equity firm Vista in October 2018 to discuss Vista’s investment strategy and interest in MINDBODY. He also met with two other financial sponsors. The Proxy does not provide the reason for or the dates of his contacts with these three financial sponsors. There is no indication that the MINDBODY Board had suggested or authorized Stollmeyer to canvas potential financial partners for a management led buy-out. Stollmeyer knew, based on Vista’s track record of retaining management teams of the companies it acquires, that if Vista took MINDBODY private, it would continue to employ Stollmeyer after the transaction closed, and allow him to retain a significant equity interest in the private company.

3. The Board correctly and immediately recognized senior management’s conflicts and formed a three-member transaction committee of non-management directors (the “Transaction Committee” or “Committee”) on October 30, 2018 that purposefully excluded Stollmeyer. However, the Transaction Committee’s authority was limited to recommending a financial advisor. Moreover, the Transaction Committee allowed Stollmeyer and senior management to direct the sale process. For example, the Transaction Committee instructed Stollmeyer to contact Qatalyst and one other potential advisor. The Proxy does not indicate who recommended Qatalyst, which had no prior relationship with MINDBODY, but had done multiple transactions involving Vista. On information and belief, Vista suggested Qatalyst to Stollmeyer who suggested Qatalyst to the Transaction Committee and MINDBODY Board. The Proxy states that on November 14, 2018, the Transaction Committee and certain undisclosed members of the Board authorized MINDBODY to engage Qatalyst. However, the Transaction Committee was not empowered to retain a financial advisor and the Proxy acknowledges that it was a meeting of the Committee, not the Board. Then, management, and not the Transaction Committee, met with Qatalyst and decided which potential bidders to contact.

4. On November 26, 2018, almost a month after the formation of the Transaction Committee, the Board gave “authority to the Transaction Committee to advise, direct and oversee management of MINDBODY in the review and negotiation of strategic alternatives . . . .” Thus, it was conflicted management, not the Transaction Committee, who would review and negotiate strategic alternatives. The Committee had only an advisory and oversight role. Consequently, the Transaction Committee never took an active role in the sale process, never interfaced with Vista or any other party and never gave management forward-looking direction.

5. On December 23, 2018, the MINDBODY Board accepted Vista’s revised offer to acquire MINDBODY for $36.50 per share and authorized the execution of the Agreement and Plan of Merger (the “Merger Agreement”). The December 24, 2018 Joint Vista/MINDBODY press release and the Proxy proclaim that the $36.50 price was a 68% premium over the closing price of MINDBODY Class A stock on December 21, 2018. However, that disclosure is misleading because it fails to include facts relevant to evaluating the market price and 68% premium claim.

6. First, during October-December, the stock markets suffered a substantial decline. Second, on November 6, the week after the Transaction Committee’s formation, management caused MINDBODY to reduce its projected revenue for the 2018 fiscal year, and to project net income losses for Q4 2018 that were double MINDBODY’s Q3 2018 net income losses and analysts’ projections. Predictably, upon the news, MINDBODY’s stock price plummeted to $26.18. Stollmeyer blamed the guidance on the costs of integrating MINDBODY’s acquisitions, which confused analysts because Stollmeyer had previously touted the integration’s success.

7. As a condition of Vista’s execution of the Merger Agreement, Stollmeyer and IVP, a late stage investment capital and venture firm that first invested in MINDBODY in 2012, executed irrevocable proxies directing the holder to vote all MINDBODY shares they beneficially owned in favor of the Merger, constituting approximately 32.1% of MINDBODY’s outstanding voting power and 6.6% of MINDBODY’s total outstanding shares (the “Irrevocable Proxies”). Vista’s desire for a voting and support agreement, the links between the Irrevocable Proxies and the Merger Agreement, and the terms of the Irrevocable Proxies that go beyond a proxy that merely enables Stollmeyer and IVP to vote their shares, demonstrate that a transfer of the Class B shares of Stollmeyer and IVP occurred, which automatically converted those shares into Class A shares pursuant to the Certificate. The Irrevocable Proxies are a share lock-up that, combined with termination fees and other defensive measures, effectively precludes alternative bids. At the time IVP executed its Irrevocable Proxy, it was ripe for liquidating its MINDBODY investment for which it had a three-to-five-year investment horizon. The Merger would provide a liquidation event, from which IVP would receive more than $96 million on its $21.4 million investment. However, the Proxy does not disclose IVP’s desire to exit its MINDBODY investment.

8. When Vista and MINDBODY jointly announced the Merger, Vista announced that it “look[ed] forward to partnering with Rick and the entire MINDBODY team . . . .” A week later, Stollmeyer sent a letter to employees (the “Employee Letter”),1 in which he wrote that he was “excited to continue serving [MINDBODY] and all of you for years to come,” and that “Vista has committed to keeping our pay and benefits unchanged for at least a year.” However, on January 23, 2019, MINDBODY issued the Proxy, which states that Vista and management have no agreements concerning post-Merger employment or compensation. This is patently inconsistent with the Joint Press Release and Employee Letter.

9. Contrary to Section 6.20 of the Merger Agreement, which provides for No Employment Discussions, the Proxy states that prior to the closing of the Merger, Vista may, with authorization of the MINDBODY Board, discuss with management their post-Merger employment and compensation, equity participation or ownership or their receipt of different Merger consideration than other stockholders. The Proxy does not describe what discussions have occurred or whether discussions are ongoing.

[1]	See MINDBODY January 2, 2019 Schedule 14A.

10. Moreover, under Article IV, D.2.(c) of MINDBODY’s Certificate, the Board cannot authorize different consideration for management’s shares—class votes by both the Class A stock and Class B stock are required. The terms of the Merger Agreement and statements in the Proxy indicate that Stollmeyer and senior management will ultimately receive different consideration in violation of the Certificate.

11. As detailed below, the Proxy also contains misleading and incomplete disclosures concerning Qatalyst’s conflicts and remuneration from Vista, the Irrevocable Proxies and other subjects.

12. Defendants are rushing to complete the Merger. A preliminary proxy statement was filed on January 9, 2019, just 17 days after the December 23, 2018 Merger Agreement was signed, and the definitive Proxy was issued just two weeks later on January 23, 2019 for a special stockholders meeting on February 14, 2019 (the “Special Meeting”). The rapid timing is intended to (i) prevent the already remote possibility of an alternative bid and opposition to the Merger by stockholders, (ii) make it impracticable for stockholders to create a factual and legal record for enjoining the Merger, and (iii) limit opportunity for opposition to the Merger by stockholders, including Luxor Capital (“Luxor”). According to a January 11, 2019 Schedule 13D (the “Luxor 13D”), Luxor owns 8,930,755 shares of MINDBODY’s Class A stock (18.59%), including 2,634,769 shares issuable upon conversion of Convertible Notes. Luxor believes the Merger significantly undervalues MINDBODY’s shares and Luxor intends to communicate with MINDBODY’s stockholders.

13. On information and belief, the conditions to the closing of the Merger have been or will be accepted on or shortly after February 14, 2019 and the parties intend to close the Merger on or shortly after February 14, 2019.

PARTIES

14. Plaintiffs are and were at all relevant times beneficial owners of MINDBODY Class A common stock.

15. Defendant MINDBODY is a Delaware corporation headquartered in San Luis Obispo, California. MINDBODY operates a cloud-based business management software and payments platform for small and medium-sized businesses in the wellness services industry. MINDBODY has two classes of common stock: (1) Class A stock, which has one vote per share and trades on the NASDAQ under the ticker symbol “MB;” and (2) Class B stock, which has ten votes per share, is not publicly traded, and is convertible at any time at the option of the holder into one share of Class A stock.

16. Defendant Stollmeyer co-founded MINDBODY in 2001, and has been MINDBODY’s CEO and Chairman since October 2004. On information and belief, Stollmeyer will be employed at the post-Merger entity as its CEO. As of the January 18, 2019 record date (the “Record Date”) for the Special Meeting, Stollmeyer held 264,618 Class A shares and options and 1,543,952 Class B shares and options, including shares owned by family members and/or subject to a proxy to Stollmeyer.

17. Defendant Katherine Blair Christie (“Christie”) has been a Company director since March 2015. As of January 2, 2019, she held 19,987 shares of Class A stock and 60,000 Class B options.

18. Defendant Court Cunningham (“Cunningham”) has been a Company director since June 2017. Cunningham was a member of the Transaction Committee.

19. Defendant Gail Goodman (“Goodman”) has been a Company director since April 2016, and MINDBODY’s lead independent director since June 2017. Goodman was a member of the Transaction Committee.

20. Defendant Cipora Herman (“Herman”) has been a Company director since October 2016.

21. Defendant Eric Liaw (“Liaw”) has been a Company director since February 2014, and was Chairman of the Transaction Committee. Liaw is a general partner of IVP, and has served in various roles at IVP since March 2011, including as IVP’s Board representative. As of January 18, 2019, IVP held 1,039,349 Class A shares and 1,602,683 Class B shares, which comprised 24.6% of MINDBODY’s voting power.

22. Defendant Adam Miller (“Miller”) has been a Company director since February 2017.

23. Defendant Graham Smith (“Smith”) has been a Company director since January 2015. He held 29,987 Class A Shares and 70,000 Class B options on January 18, 2019.

24. Defendants Christie, Cunningham, Goodman, Herman, Liaw, Miller and Smith are collectively referred to herein as the “Director Defendants.” Stollmeyer and the Director Defendants are referred to as the “Individual Defendants.”

25. Defendant Vista is a private equity firm headquartered in San Francisco, California with more than $46 billion in cumulative capital commitments. Vista invests in companies that are generally past the venture stage of their lifecycle. Vista markets itself as “exclusively invest[ing] in software, data, and technology-enabled organizations led by world-class management teams.”

26. Defendant Torreys Parent, LLC (“Parent”), a Delaware limited liability company, is a wholly owned subsidiary of Vista.

27. Defendant Torreys Merger Sub, Inc. (“Merger Sub”), a Delaware corporation, is a wholly owned direct subsidiary of Parent.

28. Defendants Vista, Parent and Merger Sub are collectively referred to as the “Vista Defendants.”

29. Defendant IVP is a Delaware limited partnership. As venture capital firms who invested in MINDBODY earlier have liquidated or reduced their investments, IVP has ended up as holding 67.5% of the Company’s outstanding Class B stock and 24.6% of its total voting power (including 1,039,349 shares of Class A). The Individual Defendants, the Vista Defendants, and IVP are collectively referred to as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

Stollmeyer and IVP Become MINDBODY’s Most Powerful Stockholders

30. Stollmeyer co-founded MINDBODY in 2001. He left his job, withdrew from graduate school, took a second mortgage out on his house, and trouble-shot and improved MINDBODY software from his garage for the next few years. In 2005, MINDBODY Online was launched, and MINDBODY thereafter received multiple rounds of venture capital funding.

31. IVP invests in later stage technology companies. According to IVP’s website, “[We] partner with exceptional entrepreneurs.” It specializes in “helping management teams . . . .” IVP asserts that:

Our firm works hard to help CEOs mitigate the daunting risks and challenges that inevitably appear during the rapid growth phases of a company’s life.

It develops “strong working relationships with the world’s most talented entrepreneurs.” MINDBODY is identified as one of IVP’s portfolio companies and Stollmeyer is identified as one of the entrepreneurs it partners with. Thus, while IVP invests in companies, its relationship and loyalties are with the CEO and management.

32. In October 2012, IVP made its initial MINDBODY investment. IVP purchased 1,762,015 shares of Series F Redeemable Convertible Preferred Stock for $16.4 million. IVP made a second MINDBODY investment in February 2014, and purchased 147,580 shares of Series G Redeemable Convertible Preferred Stock for $5 million.

33. In March 2015, MINDBODY was reincorporated in Delaware. In June 2015, it held its initial public offering (“IPO”) pursuant to a June 24, 2015 prospectus (the “Prospectus”), and offered 7,150,000 Class A shares for $14 per share. MINDBODY also re-classified its 31,967,544 pre-existing shares, including its Series F and Series G Redeemable Convertible Preferred Stock, into Class B shares with 10 votes per share. IVP received 3,205,365 Class B shares for its 1,909,595 shares of Series F and Series G Redeemable Convertible Preferred Stock. Immediately following the IPO, there were 31,967,544 Class B shares outstanding, representing 97.8% of MINDBODY’s voting power. The Prospectus (p. 41) acknowledged that the dual class structure would concentrate voting power in the existing stockholders, including officers, directors and employees. According to the Prospectus (pp. 143-144), Stollmeyer held 10.2% of MINDBODY’s voting power and 8.6% of the Class B after the IPO (including 595,894 shares issued under options and shares for which he held proxies). Because future transfers would convert Class B shares into one vote per share Class A stock, the Prospectus recognized that if Stollmeyer retained his Class B stock, he would control a significant block of the voting power of MINDBODY.

34. At the time of the IPO, MINDBODY had five venture capital firms who had converted their holdings into Class B stock: entities affiliated with Bessemer Venture Partners, entities affiliated with Catalyst Investors, IVP, W Capital Partners III, L.P. (“W Capital Partners”) and entities affiliated with J.P. Morgan. At the time of the IPO, a majority of the MINDBODY Board consisted of Stollmeyer, another officer, Liaw of IVP and representatives of Bessemer and Catalyst. These officers and entities held a majority of the Company shares before the IPO and a majority of its Class B shares and voting power after the IPO. Thus, the provisions of the Certificate regarding the Class A and Class B stockholders were drafted and approved by these Class B holders, while the Class A holders had no participation in drafting those provisions. Therefore, those provisions must be interpreted in favor of the Class A holders and against the Class B holders.

35. According to the Proxy, as of January 18, 2019, IVP was the only non-management, pre-IPO investor still holding Class B shares (1,602,683 shares of Class B and 1,039,349 Class A shares). Of the other venture investors, only W Capital Partners still has any investment in the Company (168,642 Class A shares). On information and belief, IVP and W Capital Partners want to exit their investments in MINDBODY. Because IVP held onto Class B shares while other pre-IPO investors converted them and the number of outstanding Class B shares fell, IVP’s voting power increased without IVP spending a dime. As of January 18, 2019, IVP’s voting power had increased from 9.8% in 2015 to 24.6%.

36. Bloomberg and S&P Capital IQ indicate IVP has a three-to-five-year investment horizon. Based on its 2012 and 2014 investments, IVP would be looking to exit its MINDBODY stake by October 2018. Accordingly, in October 2018, when the Proxy discloses that Stollmeyer and Vista began discussing MINDBODY’s take-private, IVP was highly motivated and well-positioned as a Class B stockholder with over 24% of MINDBODY’s voting power to press for that outcome.

37. Stollmeyer also continued to hold Class B shares after MINDBODY’s IPO, and his voting power increased substantially. He also held an increased number of Class B options. As of January 18, 2019, his potential voting power had increased from 10.2% in 2015 to 19.8%.

MINDBODY Makes a Historic Acquisition in

April 2018 and Expects Significant Returns in 2019

38. MINDBODY has primarily grown through acquisitions. It made two acquisitions in Q1 2018, including its historically largest acquisition when it acquired Booker Software, Inc. (“Booker”), a cloud-based business management company for salons and spas, in April 2018 (the “Booker Acquisition”). The costs of integrating Booker into MINDBODY’s business were significant, but Stollmeyer repeatedly characterized the costs as investments that would spur MINDBODY’s profitability and strong growth in 2019 and thereafter.

39. MINDBODY acquired FitMetrix, Inc. (“FitMetrix”) for $15 million on February 19, 2018 (the “FitMetrix Acquisition”). FitMetrix is a company that integrates fitness studio equipment and wearables with performance tracking technology.

40. MINDBODY acquired Booker for approximately $150 million on April 2, 2018. The Booker Acquisition added (1) 10,000 salons and spas to the MINDBODY marketplace, as well as (2) “Frederick,” which is marketing software for wellness businesses. On the date the Booker Acquisition closed, MINDBODY’s stock price closed at $37.50 per share.

41. On May 8, 2018, MINDBODY held its Q1 2018 earnings call, which was the first quarterly earnings call following the Booker Acquisition. On the call, MINDBODY announced guidance for Q2 below street expectations, and downwardly revised guidance for the full fiscal year. Stollmeyer and MINDBODY’s Chief Financial Officer (“CFO”) Brett T. White (“White”) attributed the guidance, which included non-GAAP net income losses, to integration costs related to the FitMetrix and Booker Acquisitions. They characterized these costs as “investments” that they were front-loading, and for which they expected positive returns to MINDBODY in 2019. Stollmeyer explained:

We’re significantly investing both in Booker and FitMetrix to set the stage for a much greater growth to come . . . . [W]e’re layering in the significant OpEx to get that done quickly so that we can exit 2018 with a truly unified and aligned business, capable of returning to profitability and growing strongly for years to come.

42. White reiterated Stollmeyer’s message. He stated that management intended MINDBODY to “return to profitability in 2019.”

43. On July 31, 2018, MINDBODY held its Q2 2018 earnings call. Stollmeyer reported “solid progress on our integration, strong early adoption of Frederick and FitMetrix, continued success in target market subscriber growth and rapid expansion of our consumer brand.” He re-iterated management’s expectation that MINDBODY’s acquisitions would “fuel strong growth in the target market customer base in 2019 . . . to open a new chapter in our growth story.”

44. Stollmeyer also assured investors, in response to analyst questioning, that MINDBODY’s guidance for non-GAAP net income losses was the result of integration costs and not concerns with MINDBODY’s growth. Stollmeyer explained: “[W]e’re in the sweet spot of adoption of fitness. There’s no end in sight for fitness growth. The market is still growing.”

45. Stollmeyer also emphasized:

We’re still very bullish on where this is going to take us in 2019. We just want to be cautious for the balance of the year . . . . MINDBODY and Booker united . . . is going to fuel much greater growth in the periods ahead . . . . There’s no one in the world that has our go-to-market capabilities now in any of our target markets and nobody has the strength of our products . . . . [W]e’re very excited about our long-term growth prospects. We’re excited to return to profitability in 2019 . . . .

46. White reiterated Stollmeyer’s message. He stated: “We remain on target to return to non-GAAP profitability in 2019 . . . we’ve done a lot of heavy lifting on the integration.”

MINDBODY’s Stock Price Declines

47. For the bulk of 2018, MINDBODY’s stock price closed at or above $36.50, including at $41.25 as recently as October 5, 2018. During the second week of October 2018, the entire market suffered huge losses, due to investor fears surrounding rising bond yields and escalating trade tensions with China. On October 10, the Dow Jones and S&P 500 posted their largest losses in eight months. MINDBODY’s stock price dropped from $41.25 on October 5 to $34.37 on October 10, a 16.6% loss. Then MINDBODY’s stock price fell 7.3% further and closed at $31.86 on October 11, 2018 upon news that MINDBODY’s online customer data had been hacked. But the next day, MINDBODY’s stock had already rebounded to MINDBODY’s pre-hack position and closed at $33, where it traded for the next few weeks.

Stollmeyer Meets with Vista and Initiates a Conflict-Ridden

Sale Process to Take MINDBODY Private

48. The Proxy states that “[i]n October 2018,” Stollmeyer and Vista discussed Vista’s investment strategy and interest in MINDBODY. It does not disclose who initiated that discussion, the date it took place, or how or why that discussion took place. Stollmeyer knew that if Vista took MINDBODY private, it would likely take Stollmeyer and his management team with it, as Vista is known for keeping management teams intact. Vista markets itself as “exclusively invest[ing] in . . . organizations led by world-class management teams.” Out of the at least twenty companies that Vista acquired between 2017 and 2018, it kept senior management aboard at seventeen of them, and of the three management teams that were let go, at least two worked at companies that Vista integrated into companies it already owned and were already being managed, a circumstance that would not apply to Vista’s acquisition of MINDBODY. Additionally, in an “FAQ” MINDBODY sent to employees on December 26 after the Merger’s announcement on December 24, MINDBODY identified Vista as having a “track record of helping management teams drive profitable growth[.]”

49. The Proxy (p. 26) says that Stollmeyer “[d]uring this time period” also had meetings with “two other financial sponsors.” The Proxy does not disclose who initiated these meetings, when in October they occurred, why the meetings were held, or what occurred at the meetings. Stollmeyer’s meeting with three financial sponsors in the same month is clear evidence he was seeking a financial partner for a management led buyout of MINDBODY.

50. Stollmeyer convened the Board on October 26, 2018. The Proxy states (p. 26) that at the meeting, “in response . . . to Vista’s inquiry” and “recent transactions between SaaS software companies and financial sponsors,” the Board “determined that it should engage a financial advisor to provide a financial and strategic market update and a preliminary evaluation of MINDBODY’s market situation and potential strategic opportunities.” In the Employee Letter he sent to MINDBODY employees on December 31, however, Stollmeyer said that in October “the Board of Directors and I agreed to explore the possibility of taking MINDBODY private, because we realized that the right acquirer could enable us to be even more successful in the years ahead.” (Emphases added). The agreement by Stollmeyer and the Board to pursue going private was hardly a “preliminary evaluation,” of the Company’s “market situation and potential strategic opportunities,” as the Proxy claims. By October 26, Stollmeyer had already approached three private equity firms about taking the Company private. The Board discussed creating a Transaction Committee, not for the purpose of having the Committee evaluate strategic opportunities, but only for the Committee to recommend a potential financial advisor to the Board.

51. On October 30, 2018, the Board established the Transaction Committee made up of Liaw from IVP as Chairman, Cunningham and Goodman. The Proxy states (p. 26) that the Transaction Committee excluded Stollmeyer due to the Board’s “preference for any Transaction Committee to be comprised solely of independent directors . . .. .” The Board’s exclusion of Stollmeyer from the Transaction Committee establishes that the Board knew that Stollmeyer had a conflict with respect to the going private transaction. The designation of Liaw of IVP as Chairman meant that a venture equity firm that might be looking for an exit strategy would lead the Transaction Committee.

52. The Proxy (p. 26) acknowledges that the Board formed the Transaction Committee only “for the limited purpose of reviewing the potential engagement of a financial advisor to assist MINDBODY with evaluating potential strategic alternatives and evaluating candidates for this role, including Qatalyst Partners.” (Emphasis added). Qatalyst had no prior relationship with MINDBODY, but had lucrative ties to Vista. Among other things, just two months prior on September 12, 2018, Vista closed a large investment that Qatalyst advised it on and paid Qatalyst $7 million in fees. In a further admission that Stollmeyer and management had a self-interest in the going private transaction, the Transaction Committee requested and received from MINDBODY’s outside counsel, “guidelines concerning management neutrality.” However, some memo from counsel could not change that senior management was not neutral about going private; it was self-interested.

53. Despite the Board’s purposeful exclusion of Stollmeyer from the Transaction Committee, the Transaction Committee let Stollmeyer control the retention of a financial advisor. The Proxy states (p. 27) that following the Transaction Committee’s October 31, 2018 meeting, it was Stollmeyer who reached out to potential advisors, including Qatalyst.

Management Announces Poor Q4 2018 Guidance and Its Stock Price

Plummets Below the Value of the Merger Consideration

54. On November 6, 2018, the week after the Board initiated the sale process and formed the Transaction Committee, Stollmeyer and senior management caused MINDBODY to announce reduced projections for the full fiscal year and projected net income losses for Q4 that were double MINDBODY’s net income losses for Q3 as well as analysts’ projections:

Reduced Guidance for 2018

	Total Revenue (in millions)	Net Income Losses (in millions)
Prior Guidance	$246 to $250	$(7.5) to $(4.5)
New Guidance	$244 to $246.2	$(7.5) to $(6)

Guidance for Q4 Net Income Losses

Net Income Losses (in millions)
Q3 2018 Performance	$(2.5)
Q4 2018 Projections	$(5) to $(3.5)

55. Predictably, on this news, MINDBODY’s stock price plummeted 22% from $33.59 on November 5, 2018 to $26.18 on November 7, 2018.

56. On MINDBODY’s November earnings call, Stollmeyer blamed the reduced full year and Q4 2018 guidance on costs related to the FitMetrix and Booker Acquisitions. Analysts were confused by this explanation because Stollmeyer and White had previously stated the integration was going well, and that they had conservatively built integration costs into their full year projections. Indeed, a JMP Securities LLC (“JMP”) analyst asked Stollmeyer on the call: “We had the Analyst Day on September 19, and one of your slides was the integration is working. So I mean, at what point did you realize that the results were going to be disappointing?”

57. Stollmeyer answered JMP’s question by stating that on Analyst Day, management was looking at the two months leading up to late August 2018. He had had no credible explanation for why management expected integration costs to double from Q3 to Q4.

58. After purporting to answer JMP’s question, Stollmeyer invited CFO White to respond. White blamed the Q4 2018 and full year guidance on the elongated deployment of MINDBODY’s branded-mobile application due to new mobile application guidelines on the Apple App Store. But White’s explanation also appears fabricated, considering the new Apple App Store guidelines were rolled out in May 2018, and neither Stollmeyer nor his management team flagged the issue on the July 31, 2018 Q2 earnings call.

59. On information and belief, there was a far more cynical reason for management’s revised guidance. Because management would ultimately be employed and compensated by, and have a substantial equity interest in, the post-going private company, it was in management’s interest to reduce the price. Vista would pay to the level that would produce greater post-Merger returns.

The Board Belatedly Changes the Transaction Committee’s Purported

Authority but Lets Management Continue Running the Sale Process

60. The Proxy states that on November 14, 2018, “the Transaction Committee held a telephonic meeting.” The Proxy (p. 27) says that at that meeting, the Transaction Committee and the Board authorized MINDBODY to engage Qatalyst as the Company’s advisor. However, the Proxy had just admitted the Transaction Committee was only empowered to recommend a financial advisor to the Board, and that the November 14 meeting was a meeting of the Transaction Committee, not the Board.

61. On November 17, 2018, before Qatalyst had entered into an engagement letter with MINDBODY, Qatalyst met with the Company’s senior management. Together, they picked which potentially interested parties to reach out to, and subsequently presented the list to the Transaction Committee on November 18. The Proxy is silent on whether the Transaction Committee approved, or even commented on, the list. Given that the Transaction Committee only had the limited authority to recommend a financial advisor to MINDBODY, the Committee was “an ambassador without portfolio.” It had a title but no power to run the sale process.

62. The Proxy claims that on November 26, 2018, almost a month after the Transaction Committee’s formation, the Board executed a unanimous written consent that purported to effect a belated and limited extension of the Transaction Committee’s authority as follows:

[T]o advise, direct and oversee management of MINDBODY in the review and negotiation of strategic alternatives, to evaluate indications of interest related thereto, to initiate solicitations of indications of interest, to meet on a regular basis with the management of MINDBODY concerning such activities, and to make recommendations to the Board of Directors with respect to the foregoing[.]

63. The November 26, 2018 Board consent establishes that prior to that date, the Transaction Committee had no authority to advise, direct or oversee management of MINDBODY in the conduct of the sale process. The Proxy does not explain the timing, rational or purpose of the consent. Apparently, having allowed conflicted management to control the sale process thus far, the Board belatedly tried to give the impression that the Transaction Committee was running the show. But it was too little, too late. Management had already controlled critical phases of the sale process, and would continue to dominate the process.

64. The Proxy indicates that the Transaction Committee still only had an advisory and oversight role, not control of the sale process. The Transaction Committee never retained its own counsel or financial advisor. It was management who conducted the review and negotiation of “strategic alternatives.” The Transaction Committee did not take an active role in the sale process. Neither did the Board. Rather, the Board, at meetings on November 28 and December 7, 2018, and the Transaction Committee, at meetings on December 3 and December 14, 2018, merely received “updates” from management on the status of management’s activities in arranging a going private transaction.

65. The Proxy indicates that (1) between November 19, 2018 and December 2018, Qatalyst contacted the parties that it had identified with management; (2) between November 27 and December 18, 2018, MINDBODY management conducted presentations; (3) on December 15, 2018, Qatalyst opened up a virtual data room; and (4) between December 17 and December 19, 2018, management engaged in various diligence calls. No Director Defendant ever interfaced with any prospective acquirer. Instead, conflicted management controlled the process in tandem with a conflicted financial advisor.

The Board Approves the Merger Agreement

66. On December 18, 2018, Vista delivered an opening bid to acquire MINDBODY for $35 per share and demanded an exclusivity agreement by 11:59 p.m. on December 19, 2018. The Proxy reveals that among the “ancillary deal documents” Vista sent MINDBODY along with its offer and draft merger agreement was “a voting and support agreement to be executed by certain stockholders of MINDBODY.” Yet, Vista’s offer was made after the stock markets and MINDBODY’s stock price had sharply declined. Q4 2018 was a terrible quarter for the stock market, due to investor concerns over rising bond yields, the trade dispute with China and a partial government shutdown. Indeed, December was the worst December for the stock market since the Great Depression. On December 3, 2018, the first trading day of the month, the Class A stock closed at $28.03. By December 19, 2018, it closed at $23.70. December 20 and 21, 2018 brought a further two-day plunge to the stock markets and MINDBODY’s stock, which declined to $21.72. The week ending December 21, 2018 was the worst week for stocks since the 2008-2009 financial crisis. In that week, the Class A stock fell from $24.98 to $21.72 ($3.26), a 13% decline in a single week.

67. The Transaction Committee held a meeting on December 19, 2018 (with senior management and Qatalyst present) and decided not to respond to Vista’s proposal, but to tell other potential bidders they had only 24 to 48 hours to make a bid. The Proxy states that at the December 19 meeting:

Representatives of Qatalyst Partners informed the Transaction Committee that Party A and Party B were still engaged in diligence, that representatives of Qatalyst Partners had indicated to Party A and Party B the highly competitive nature and timing of the process, and that in order to be competitive in such process, those parties would need to give an indication of value within the next 24-48 hours.

The Proxy also says Qatalyst reported that Party C “was still relatively early in its due diligence process.” The Transaction Committee directed Qatalyst to communicate to all potential bidders “the competitive nature of the process, accelerated timeline, and the need for prompt indications of interest.” The Proxy does not disclose why the timeline was being “accelerated” or why indications of interest were suddenly required within 24 to 48 hours.

68. On December 20, 2018, the Board held a meeting with Qatalyst and senior management present to discuss Vista’s bid. Not surprisingly, potential bidders withdrew or gave indications that they could not produce bids on “a timeline that would be competitive with Vista.” The Board instructed management to have Qatalyst seek a $40.00 per share offer from Vista.

69. Basically, the Transaction Committee and the Board allowed Vista (with the support of Qatalyst and senior management) to dictate and accelerate the sale process to advantage itself and discourage other bidders. The directors acquiesced in the Vista/Stollmeyer scheme to truncate any semblance of a fair sale process and substitute an illusory thirty-day go-shop.

70. The next day, at a Board meeting that management and Qatalyst attended, Qatalyst said that Vista had increased its offer to $36.50 per share, but relayed Vista’s instruction that the offer was the highest price it would pay. The Director Defendants thereafter excused Qatalyst and management from the meeting, and continued discussing Vista’s offer. This, once again, indicates that they knew that management had conflicting incentives with respect to Vista’s offer. However, the Proxy does not say Stollmeyer left the meeting. The Board decided to pursue Vista’s $36.50 per share offer without requesting a price increase, and directed “MINDBODY management” to negotiate terms of the definitive agreements.

71. Like the rest of the market, MINDBODY’s stock price declined sharply on December 21, 2018, closing at $21.72 per share.

72. On December 23, 2018, the Board held a meeting (with senior management in attendance) at which Qatalyst advised that other bidders needed time to complete due diligence and submit bids. Nevertheless, Qatalyst delivered its “fairness” opinion that Vista’s $36.50 per share take private offer was fair to MINDBODY’s public stockholders and the Board voted unanimously in favor of the Merger Agreement.

The Irrevocable Proxies

73. As a condition to the Vista Defendants’ execution of the Merger Agreement, Stollmeyer and IVP executed the Irrevocable Proxies requiring Stollmeyer and IVP vote their MINDBODY shares in favor of the Merger and not transfer any shares. According to MINDBODY’s December 26, 2018 8-K, the

Irrevocable Proxies represented 31.8% of MINDBODY’s voting power and 34.6% of MINDBODY’s voting power taking into account restricted stock units and options on an as-converted basis, even though Stollmeyer and IVP owned only 6.6% of MINDBODY’s outstanding shares.

74. According to the Proxy, as of January 18, 2019, there were only 2,372,938 shares of Class B still outstanding. IVP held 1,602,683 Class B shares (67.5%) along with 1,039,349 Class A shares (2.3%). Stollmeyer held 505,905 Class B shares of record, controlled 11,400 Class B shares held by record of relatives, held an irrevocable proxy for 65,128 Class B shares and held 961,519 Class B options for a total of 1,543,346 outstanding issuable Class B shares. He also held 23,346 Class A shares, 157,001 Class A options, an irrevocable proxy for 49,079 Class A shares of other stockholders and 35,192 Class A shares issuable for restricted stock units vesting within 60 days. Other directors and officers held 303,811 Class B options. The Class B shares and exercisable options of Stollmeyer and other MINDBODY officers and directors represent 50.8% of the fully diluted Class B stock.

75. As described by the Proxy, the Irrevocable Proxies require that Stollmeyer’s 517,305 outstanding Class B shares and 23,346 Class A outstanding shares be voted in favor of the Merger, representing 5,196,396 votes. Similarly, according to the Proxy, IVP’s 1,602,683 outstanding Class B shares and 1,039,349 outstanding Class A shares (a total of 17,066,179 votes) must, pursuant to its

Irrevocable Proxy, be voted in favor of the Merger. Together, the Irrevocable Proxies represent, according to the Proxy, a minimum of approximately 22.3 million of the approximately 69.4 million votes of the Company’s outstanding shares, approximately 32% of the outstanding voting power. However, Stollmeyer also holds 961,519 exercisable Class B options and 157,001 exercisable Class A options, representing a potential additional 9,772,191 votes, as well as the 65,128 Class B shares Stollmeyer holds an irrevocable proxy over, representing 651,280 votes. According to the Proxy, with all those additional votes, Stollmeyer and IVP would hold approximately 46.2% of the voting power and the Irrevocable Proxies represent a share lock-up that rendered any post-signing market check illusory and would foreordain the outcome of the stockholder vote on the Merger. However, if the Class B held by Stollmeyer and IVP has converted into Class A, their shares will carry far fewer votes.

Vista and Stollmeyer Disclose that Vista Has

Agreed to Employ Management Post-Merger

76. The December 24, 2018 Joint Press Release touted the Merger Consideration as a 68% premium to MINDBODY’s per share closing price of $21.72 on December 21. But this characterization of the Merger Consideration was disingenuous and self-serving. The week of December 21 was the market’s worst week since the 2008 financial crisis, and December 21 was the second consecutive trading day that the Dow Jones and S&P 500 traded deep in the red due to fears stirred by trade disputes, rising interest rates and a partial government shutdown.

77. In the Joint Press Release, Vista confirmed that it would employ management post-Merger. Vista stated, “We look forward to partnering with Rick [Stollmeyer] and the entire MINDBODY team . . . .”

78. In his December 31, 2018 Employee Letter, Stollmeyer re-iterated that Vista agreed to employ him at the post-Merger entity, and wrote that he was “excited to continue serving [MINDBODY] and all of you for years to come.” Stollmeyer also indicated that he had discussed compensation with Vista, as he assured MINDBODY employees that “Vista has committed to keeping our pay and benefits unchanged for at least a year.”

Stollmeyer Chills an Already Ineffective Go-Shop

79. Upon the Merger Agreement’s execution, a thirty-day go-shop period ensued under Section 5.3 of the Merger Agreement during which MINDBODY could solicit and negotiate alternative acquisition proposals until January 22, 2019 (the “Go-Shop”). But the Go-Shop was never likely to attract a third-party bidder.

80. First, the Irrevocable Proxies of Stollmeyer and IVP combined with the classified Board and other defensive measures render any alternative bid highly impracticable if not impossible.

81. Second, almost 1/3 of the already relatively short Go-Shop period was eaten up by the holidays. The first nine days of the thirty-day Go-Shop fell between Christmas Eve and New Year’s Day, when most businesses operate with reduced hours. The first full day of the Go-Shop fell on Christmas Eve, when even the stock market closed early. The likelihood that a potential bidder would come forward during this time was low, as was the likelihood that Qatalyst, which was running the Go-Shop, was pounding the pavement to drum up another bidder.

82. Third, private equity players do not often bid against one another during a Go-Shop, so a financial sponsor was unlikely to come forward with a higher offer. And because Stollmeyer made it publicly known in the middle of the Go-Shop that he was unlikely to approve an offer by a strategic bidder, no reasonable strategic bidder was likely to waste their time in the middle of the holidays to quickly conduct the diligence that would be necessary to make an alternative proposal that would be rejected. Indeed, when Stollmeyer sent the Employee Letter on December 31, he wrote: “I [am] convinced that going private now is our best path forward, and that Vista is an ideal partner.” Strategic parties understood that as MINDBODY’s CEO, Chairman and co-founder with significant voting power, Stollmeyer has a significant influence on the Company and the Board.

83. Fourth, the Go-Shop’s effectiveness was undermined by Qatalyst, who ran it. Qatalyst has no financial incentive to generate a higher offer, which would jeopardize Qatalyst’s advisory fees under its current engagement with MINDBODY. Indeed, the Proxy is silent on whether Qatalyst will get paid if MINDBODY engages in a transaction with a party other than Vista. Qatalyst also has disincentive to generate a higher offer due to its lucrative ties to Vista, which Qatalyst does not want to jeopardize by interfering with Vista’s discounted acquisition of MINDBODY.

The Proxy Is Materially Misleading and Incomplete

84. The Proxy contains numerous misleading partial disclosures that, if not corrected, will render the stockholder vote on the Merger uninformed.

Misleading Partial Disclosures Concerning Management Employment, Equity Investment and Different Consideration

85. Under a heading titled “Arrangements with Parent,” the Proxy (p. 44) states:

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one of more of its affiliates. Except as approved by the Board of Directors, from the date of the Merger Agreement, to the earlier termination of the Merger Agreement or the Effective Time, Parent and Merger Sub covenant not to, and covenant to not permit any of their subsidiaries or respective affiliates to, authorize, make or enter into, any arrangements or understandings (formal or informal, binding or otherwise) with any such executive officer of MINDBODY (1) regarding any continuing employment or consulting relationship with the Surviving Corporation, (2) pursuant to which any executive officer would be entitled to receive consideration of a different amount or nature than MINDBODY stockholders, or (3) pursuant to which any such executive officer (directly or indirectly) would agree to provide equity investment to finance any portion of the Merger. Prior to and following the closing of the Merger, however, certain of our executive officers may have discussions, and following the closing of the Merger, may enter into agreements with, Parent or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. (Emphases added).

86. The first sentence of this disclosure does not reveal whether there have been discussions between Vista and MINDBODY’s senior management concerning these subjects. Moreover, the statements in the Joint Press Release and Employee Letter plainly indicate employment discussions have occurred. This disclosure also suggests that agreements regarding employment or equity participation may occur after the date of the Proxy.

87. The second and third sentences of the Proxy’s disclosure regarding “Arrangements with Parent” indicate that (i) the Board may approve an executive officer receiving “consideration of a different amount or nature than MINDBODY stockholders,” and (ii) prior to the closing of the Merger, MINDBODY’s executive officers may have discussions with Vista concerning employment and equity participation and receipt of different consideration for their shares than other stockholders.

88. Section 6.20 of the Merger Agreement reads:

6.20 No Employment Discussions. Except as approved by the Board of Directors Company, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; or (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investments to Parent, Merger Sub or the Company to finance any portion of the Merger. (Emphases added).

89. The Proxy’s disclosure concerning Section 6.20 and no discussions with management is materially misleading and incomplete. First, the Proxy indicates that the Merger Agreement authorizes the Board to permit executive officers to receive consideration for their stock of a different amount or nature than MINDBODY stockholders. This violates Article IV D.2.(c) of the Certificate, which provides, in pertinent part:

(c) Equal Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Any different consideration for shares of executive officers would require separate class votes by the Class A and Class B stockholders and cannot be authorized by the Board.

90. Second, the Proxy indicates that the restriction on executive officers receiving different consideration for their shares will only apply until the Effective Time of the Merger. These Proxy references and the provisions of Section 6.20 of the Merger Agreement indicate that at or after the Effective Time, Stollmeyer and other senior managers may receive different consideration for their shares. That would violate the Certificate’s equal treatment provision.

91. Third, the Proxy (p. 9) represents that:

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by MINDBODY directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders.

This statement is inconsistent with the Proxy’s later statements that the Board can authorize disparate consideration or that such disparate treatment might occur at or after the Effective Time.

92. Fourth, while Section 6.20 of the Merger Agreement indicates there are to be No Employment Discussions prior to the closing of the Merger, the Proxy says that executive officers and Vista may have such discussions. The stockholders are entitled to know (i) whether discussions are or are not permitted, (ii) what, if any, discussions have occurred and (iii) what, if any, discussions the Board has authorized.

93. It is simply not credible that Stollmeyer would agree to a private equity buyout and agree to vote his shares for it without some understanding of post-Merger employment and equity participation. Similarly, other members of senior management would require some assurance about employment and equity participation. Public statements by Vista and Stollmeyer demonstrate that there is an understanding about employment and partnership. Having travelled down the road of partial disclosure concerning employment, different consideration and equity participation, Stollmeyer and the other directors are required to provide the stockholders with full and accurate information on these subjects.

Misleading Disclosure Concerning the Irrevocable Proxies

94. The Proxy describes the Irrevocable Proxies, but does not explain how they came into being. According to the Proxy, Vista provided “a voting and support agreement,” not irrevocable proxies. The Proxy says that at the December 20, 2018 Board meeting, Qatalyst and Cooley LLP provided a summary of various aspects of

Vista’s proposal, including “the structure of the proposed voting and support agreements.” The Proxy reflects no discussion or approval of irrevocable proxies at any Transaction Committee or Board meeting. It does not disclose that Defendants employed the Irrevocable Proxies in an attempt to avoid the conversion of Class B shares while requiring these shares to be voted for the Merger. Regardless of whether this attempt to avoid conversion was successful (and it was not), the MINDBODY directors were required to give a full and accurate summary of the origins and reasons for the Irrevocable Proxies. Moreover, if there was a conversion of Class B stock as a result of the Merger Agreement, Irrevocable Proxies and other circumstances, then the Proxy’s various disclosures regarding voting power are inaccurate.

95. The Proxy summarizes Vista’s representations and warranties, including “the absence of any stockholder or management arrangements related to the Merger.” This refers to Section 4.12 of the Merger Agreement, where Vista represented that:

4.12 Stockholder and Management Arrangements. As of the date hereof, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantors or any of their Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the

Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantors has agreed to provide directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

96. This representation and the Proxy’s description of it are false. As of the date of the Merger Agreement, Vista had “authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether binding or not binding)” with several MINDBODY stockholders (Stollmeyer, his relatives and IVP) and a MINDBODY director, officer and employee (Stollmeyer) pursuant to which “such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal.” Recital D of the Merger Agreement affirmed that:

Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have executed Irrevocable Proxies (“Irrevocable Proxies”) in connection with the Merger. (Emphases added).

97. Vista’s submission of a voting and support agreement, the Irrevocable Proxies’ cross-reference of the Merger Agreement and the repeated references in the Irrevocable Proxies stating they are a condition to the Merger Agreement further prove the existence of a voting arrangement or understanding and the falsity of the representations in the Proxy and the Merger Agreement that there was no such arrangement.

Failure to Disclose IVP’s Interest in Exiting Its Investment in MINDBODY

98. The Proxy does not disclose that IVP wanted to sell its MINDBODY stock. Selling in a going private merger would be more profitable for IVP than selling in the thin market for MINDBODY’s Class A stock. The facts and circumstances create a reasonable inference that in the fall of 2018, IVP was interested in exiting its MINDBODY stock investment. First, IVP is a late stage venture capital fund with a three-to-five-year investment horizon and its MINDBODY investment had exceeded that period. Second, it is a reasonable inference that Stollmeyer would not have pursued going private if the Company’s largest stockholder with 24.4% of the voting power did not want to sell its shares. Third, it is reasonable to infer that Liaw would not have been appointed Chair of the Transaction Committee if IVP was opposed to selling its shares.

Misleading Partial Disclosure Concerning Qatalyst’s Retention

99. The Proxy (p. 26) indicates that there was a discussion between Stollmeyer and Vista on some unspecified date in October, which led to a discussion at an October 26, 2018 Board meeting of the creation of a Transaction Committee. According to the Proxy, on October 30, 2018, the Board “delegated authority to the Transaction Committee for the limited purpose of reviewing the potential engagement of a financial advisor to assist MINDBODY . . . and evaluating candidates for this role, including Qatalyst Partners.” The Proxy does not disclose whether it was Stollmeyer or someone else who suggested Qatalyst. The Proxy then says that:

The Transaction Committee also determined that MINDBODY management should contact Qatalyst Partners and one other potential financial advisor (in each case, based on historical experience with the financial advisor . . . ).

100. Thus, Stollmeyer, not the Transaction Committee, contacted Qatalyst. The Proxy does not identify the other financial advisor.

101. The Proxy (p. 42) concedes that during the two-year period prior to Qatalyst’s December 23, 2018 fairness opinion, Qatalyst did not receive any compensation from MINDBODY for services as a financial advisor. Qatalyst’s website, which lists assignments back to May 2008, does not reflect any representation of MINDBODY except in the pending transaction with Vista. The Proxy is misleading because MINDBODY had no “historical experience” with Qatalyst. On information and belief, the “historical experience” referred to was Vista’s historical experience and Vista suggested that MINDBODY retain Qatalyst.

102. The Proxy (p. 27) represents that at a November 14, 2018 Transaction Committee meeting:

On the basis of Qatalyst Partners’ knowledge and deal experience in the SaaS industry and its reputation as a driver of higher valuations in a competitive auction process, and taking into account the conflict disclosure by Qatalyst Partners, the Transaction Committee, as well as the Board of Directors (represented by a quorum thereof) authorized MINDBODY to engage Qatalyst Partners as its exclusive financial advisor in connection with a process to evaluate potential strategic transactions.

103. The Proxy did not reveal that Qatalyst’s “knowledge and deal experience” included numerous deals involving Vista. Nor does the Proxy summarize “the conflict disclosure by Qatalyst.”

Misleading Partial Disclosure Concerning Qatalyst’s Prior Dealings with Vista

104. On page 42, the Proxy contains the following statement:

Other than as set forth below, during the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and MINDBODY or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates, other than a fee of approximately $7 million received by an affiliate of Qatalyst Partners in connection with acting as financial advisor to Vista, an affiliate of Parent, in connection with Vista’s acquisition of iCIMS, Inc. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to MINDBODY, Parent or Vista and their respective affiliates for which Qatalyst Partners would expect to receive compensation. (Emphases added).

105. This disclosure misleadingly limits the description of fees Qatalyst has received to fees from a material relationship with “Parent,” which the Proxy defines as Torreys Parent, LLC, an entity that was only formed on December 18, 2018. In contrast, Qatalyst discloses the possibility of potential future compensation from “Parent or Vista and their respective affiliates.” The Proxy’s disclosure does not include compensation Qatalyst has received from affiliates of Vista in the past two years, including Apptio, Inc. (“Apptio”), Lithium Technologies, Inc. (“Lithium”) and Spredfast, Inc. (“Spredfast”). Nor does the Proxy disclose compensation Qatalyst received in June 2016 from Ping Identity (“Ping”), after Vista’s acquisition of Ping.

106. On May 30, 2017, Vista announced an agreement for its acquisition of Lithium. According to Qatalyst’s website, it served as financial advisor to Lithium for the transaction. On August 1, 2017 Vista and Lithium confirmed that upon completion of the transaction on July 28, 2017:

Lithium is now a portfolio company of Vista . . . .

107. On information and belief, Qatalyst was paid compensation by Lithium after the close of the transaction, when Lithium was a portfolio company of Vista.

108. On September 4, 2018, Vista and Lithium Technologies LLC announced that Lithium had entered into a merger agreement to acquire Spredfast. In the press release, Alan Kline, Principal at Vista, stated:

We are thrilled to welcome Spredfast to our portfolio of high-performing software companies.

109. Qatalyst’s website reveals that it served as financial advisor to Spredfast, which was “Acquired by Lithium Technologies/Vista Equity Partners.” The merger closed on October 2, 2018. On information and belief, upon the merger, Lithium, a Vista affiliate, assumed the liabilities of Spredfast, including the obligation to pay Qatalyst compensation for serving as financial advisor.

110. On November 11, 2018, Apptio and Vista announced “a definitive agreement [for Apptio] to be acquired by an affiliate of Vista Energy Partners . . . .” The press release stated that “Qatalyst Partners is serving as the exclusive financial advisor to Apptio .. . . .” The December 10, 2018 Apptio proxy statement stated:

Qatalyst Partners provided Apptio with financial advisory services in connection with the proposed Merger for which it will be paid approximately $29 million, $3 million of which was payable upon the delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the consummation of the Merger. Apptio has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Apptio has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under federal securities law, and certain expenses related to or arising out of Qatalyst Partners’ engagement. (Emphasis in original).

111. Section 2.4 of the Apptio merger agreement provided that at the effective time of the merger, all liabilities of Apptio (which would include the obligations (1) to pay Qatalyst $26 million in compensation, (2) to pay Qatalyst’s expenses and (3) to indemnify Qatalyst, would become liabilities of Apptio as the surviving corporation). Under Section 2.7 (a)(i), Apptio will become wholly-owned by a Vista affiliate. On December 23, 2018, when Qatalyst was rendering its fairness opinion on the MINDBODY Merger, it was expecting to receive $26 million from an affiliate of Vista after consummation of the Apptio merger. The Apptio merger closed on January 10, 2019.

112. The Proxy is materially misleading and incomplete because it limits the disclosure of Qatalyst compensation to Parent. The Proxy is further misleading in disclosing Qatalyst’s $7 million fee from “Vista, an affiliate of Parent” for the iCIMS, Inc. transaction, while not disclosing fees received from affiliates of Vista. Having traveled down the road of partial disclosure concerning Qatalyst’s involvement in Vista-related transactions and compensation Qatalyst received from Vista and its affiliates, the MINDBODY directors were required to give a complete and accurate account, including Qatalyst’s involvement in the Lithium, Spredfast and Apptio transactions and receipt of compensation from those companies after they became affiliates of Vista.

Qatalyst Was Not Properly Retained and Did Not

Function as an Independent Financial Advisor

113. As discussed above, Qatalyst had significant ties to Vista and Vista likely suggested to Stollmeyer that Qatalyst be engaged as the financial advisor for MINDBODY. The Proxy (p. 26) admits that the Transaction Committee’s authority was only “to initially meet with potential financial advisors” and “make a recommendation to the Board . . . .” Its authority was “for the limited purpose” of reviewing and evaluating candidates.

114. The Proxy (p. 27) claims that at a November 14, 2018 meeting, the Transaction Committee authorized MINDBODY to retain Qatalyst as its exclusive financial advisor, but the Committee had no power to “authorize” anything. As the Proxy acknowledges, it could only make a recommendation.

115. The Proxy further claims that “the Board of Directors (represented by a quorum thereof) authorized MINDBODY to engage Qatalyst.” However, as the Proxy states “[o]n November 14, 2018, the Transaction Committee held a telephonic meeting.” It was not a Board meeting. In short, the Transaction Committee could not and the Board did not authorize the retention of Qatalyst.

The Merger Fails to Maximize Stockholder Value for MINDBODY Stockholders

116. Q4 2018 was an especially inopportune time to sell MINDBODY. MINDBODY had not yet realized the returns of the FitMetrix and Booker Acquisitions, which management repeatedly stated would be delivered in 2019 and fuel a period of greater growth. Extending the sale process until at least the end of Q1 2019 would have enabled other bidders to complete their due diligence and submit bids and likely yielded a significantly higher price for MINDBODY. Stollmeyer touts MINDBODY as having what “no one in the world has” in terms of “go-to-market capabilities,” the “strength of our products,” and “our brand of overlaps.”

117. Q4 2018 was also an inopportune time to sell MINDBODY because November and December were the worst months in 2018 for the stock market, and December was the worst December since the Great Depression. Indeed, CNBC reported that “[f]or the first time ever, the S&P 500 [would] end the year with a loss after being positive for the first three quarters.” Postponing the sale process until the market recovered would have likely yielded a higher price.

118. The $36.50 per share Merger Consideration is less than a value-maximizing price when viewed under a number of different metrics. MINDBODY’s stock price closed above $36.50 per share for most of the 2018 fiscal year. The Merger Consideration is an 11.5% discount to MINDBODY’s closing price on October 5, 2018, before political chaos spooked investors. The Merger

Consideration is a paltry 8.6% premium to MINDBODY’s $33.59 per share closing price the day before the November 6, 2018 earnings call when management issued highly questionable guidance that caused MINDBODY’s stock price to plummet. Further, MINDBODY’s stock price was trading at a discount in the weeks leading up to the Q3 2018 call. Luxor, which owns 8,930,755 shares of Class A stock representing 18.9% of all MINDBODY’s Class A stock, has concluded that the Merger undervalues the stock and is opposing the Merger.2 In 2019, MINDBODY will realize the rewards of the FitMetrix and Booker Acquisitions, which would likely have caused MINDBODY’s stock price to rise.

CLASS ACTION ALLEGATIONS

119. Plaintiffs bring this Action pursuant to Court of Chancery Rule 23, individually and on behalf of other holders of MINDBODY’s Class A stock (except Defendants herein and any person(s), firm, trust, corporation or other entity related to or affiliated with them and their successors in interest) (the “Class”) who are or will be threatened with injury arising from Defendants’ wrongful actions, as more fully described herein.

[2]

The Proxy (pp. 90-91) represents that Luxor owns only 6,295,986 shares of Class A stock (13.8%). The Proxy claims its information is from the Luxor 13D, but it is actually from earlier SEC filings. The Proxy fails to disclose that the Luxor 13D states that the Merger undervalues MINDBODY’s shares. Having referenced the Luxor 13D and purported to recite information therefrom, the Individual Defendants were required to give a fair and accurate account of its contents.

120. This Action is properly maintainable as a class action.

121. The Class is so numerous that joinder of all members is impracticable. The Company has hundreds, if not thousands, of stockholders scattered throughout the United States. As of January 18, 2019, there were 45,643,595 shares of Class A stock outstanding.

122. There are questions of law and fact common to the Class, including, inter alia, the following:

A. Whether the Class B shares of Stollmeyer and IVP have converted to Class A shares;

B. Whether Defendants have violated the equal treatment provision of the Certificate;

C. Whether the Board implemented a reasonable sale process to maximize stockholder value for Plaintiffs and the Class;

D. Whether the Individual Defendants breached their fiduciary duties owed to Plaintiffs and other members of the Class, including their duty to make full and accurate material disclosures to the Class and their duty to maximize stockholder value in a change-of-control transaction;

E. Whether the Vista Defendants aided and abetted the Individual Defendants’ breaches of fiduciary duties; and

F. Whether Plaintiffs and the Class are entitled to equitable relief, damages, or other relief as a result of Defendants’ wrongful conduct.

123. Plaintiffs are committed to prosecuting the Action and have retained competent counsel experienced in litigation of this nature. Plaintiffs’ claims are typical of the claims of other members of the Class, and Plaintiffs have the same interests as the other members of the Class. Accordingly, Plaintiffs are adequate representatives of the Class.

124. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class, which would as a practical matter be dispositive of the interest of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

125. Defendants have acted or refused to act on grounds generally applicable to and causing injury to the Class, therefore making appropriate final injunctive relief or corresponding declaratory relief with respect to the Class as a whole.

COUNT I (Against All Defendants)

Transfer of Voting Control Has Converted the Class B

Shares of Stollmeyer and IVP into Class A Shares

126. Plaintiffs incorporate each allegation set forth above as if fully set forth herein.

127. Article IV D.3.(b)(i) of MINDBODY’s Certificate provides that Class B shares shall be automatically converted into Class A shares upon a Transfer of Class B shares. Transfer is defined in Article V of the Certificate, which says in pertinent part:

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation .. . . (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise subsequent to the Effective Date; provided, that the following shall not be considered a “Transfer” . . . (b) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders . . . . (Emphases in original).

Article V also defines Voting Control:

“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise. (Emphasis in original).

128. Defendants’ attempt to mischaracterize the Irrevocable Proxies as merely the grant of a proxy to directors (i.e., Cunningham and Goodman) at the request of the Board for actions at a special meeting of stockholders is too cute by half. There was a transfer of and a binding agreement with respect to Voting Control of the Class B shares of Stollmeyer and IVP.

129. Section 1.2 of the Merger Agreement includes a definition of Irrevocable Proxies and references a Recital which cross-references the Irrevocable Proxies:

D. Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have executed Irrevocable Proxies (“Irrevocable Proxies”) in connection with the Merger.

130. The Irrevocable Proxies begin by cross-referencing the Merger Agreement:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) that is being entered into as of the date hereof by and among Torreys Parent, LLC, a Delaware limited liability company (“Parent”), Torreys Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MINDBODY, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement. Pursuant to the Merger Agreement, at the Effective Time, the Merger Sub will be merged with and into the Company, with the Company surviving (the “Merger”).

131. The Irrevocable Proxies then again acknowledge that they are interrelated to the Merger Agreement:

This Irrevocable Proxy (a) is irrevocable to the fullest extent permitted by law, (b) is coupled with an interest and is granted to the Proxy, in her or his capacity as a director of the Company in order to obtain the Vote (as defined below) and as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, and (c) is granted at the request of the Board of Directors of the Company in connection with actions to be taken at a Company under the Merger Agreement include the obligations to duly call, give notice of, convene and hold the Company Stockholder meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. (Emphasis Added).

Then the Irrevocable Proxies say yet again that the proxies are part of the consideration for Vista entering into the Merger Agreement:

As a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Stockholder hereby irrevocably (to the fullest extent permitted by law) instructs the Proxy to, and the Proxy shall, from and after the date hereof until the Expiration Date, at every annual or special meeting of the stockholders of the Company [vote for the Merger Agreement and against any action that would be contrary to the Merger.]

132. The Irrevocable Proxies then have the “Stockholder” go beyond a Proxy, providing:

The Stockholder hereby irrevocably and unconditionally agrees not to take any action that would reasonably be expected to result in any conversion of Company Class B Stock, including the Shares, to Company Class A Stock.

Next, the Irrevocable Proxies again go beyond just granting a Proxy: the Stockholder agrees not to transfer the Shares or “enter into any agreement relating thereto.” Furthermore, the Stockholder is required to “take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to effectuate the intent of this Irrevocable Proxy.” The Irrevocable Proxy then specifies a series of particular things the Stockholder agrees not to do, including Transfer shares, enter into a voting agreement or grant a proxy or agree or commit to such actions.

133. The Certificate provides for automatic conversion of Class B shares if there is any transfer or other disposition of the share of any legal or beneficial interest therein. Transfer is specifically defined to include a transfer of the power to vote a Class B share by proxy, voting agreement or otherwise and entering into a binding agreement with respect to the voting of Class B shares by proxy, voting agreement or otherwise.

134. The Merger Agreement and Irrevocable Proxies reflect that there were arrangements entered into with respect to the voting of the Class B shares of Stollmeyer and IVP. The proviso merely clarifies a proxy that simply authorizes the officers or directors the Board has designated to vote on matters where the Board is soliciting proxies for an annual or special meeting. For example, the revocable proxy for the Company’s May 17, 2018 annual meeting would not constitute a transfer of voting power of Class B shares. In contrast, as the Merger Agreement and Irrevocable Proxies establish, “the transfer of, or entering into a binding agreement with respect to, Voting Control” over the Class B shares of Stollmeyer and IVP “by proxy or otherwise.” It was a condition to the Merger Agreement that Stollmeyer and IVP agree that all their shares would be voted in favor of the Merger Agreement. The Irrevocable Proxies contained agreements beyond the mere granting of a revocable proxy to directors. Vista indirectly gained the power to direct the voting of those Class B shares in favor of the Merger Agreement, by proxy, voting agreement or otherwise.

135. Vista proposed a “voting and support agreement” where it would control the voting shares of Stollmeyer and IVP. The Irrevocable Proxies are merely a different route to that same result.

136. The Irrevocable Proxies track provisions generally found in voting and support agreements entered into among acquirers and directors, officers, and stockholders of targets. Such an agreement cross-references the Merger Agreement, which cross-references the voting agreement. They provide, just like the Irrevocable Proxies do, that the voting agreement is a condition for the Merger Agreement. Like the Irrevocable Proxies, these voting and support agreements contain restrictions on the transfer of shares and restrict the voting provisions to votes relevant to the Merger.

137. Because of the transfer of Voting Control, the Class B shares of Stollmeyer and IVP automatically converted into Class A shares. Consequently, those shares are only entitled to one vote per share, not ten votes per share, at the Special Meeting to consider the Merger Agreement, Merger and all other matters that are subject to a stockholder vote. The Proxy is materially misleading because it represents that Stollmeyer and IVP still hold Class B shares having 10 votes per share.

138. Pursuant to 8 Del. C. § 111(a)(1),(3)(4)(5) and (6) and §225(b) and §227(a), the Court should declare that the Stollmeyer and IVP Class B shares have automatically converted to Class A shares and have one vote per share, and that the vote on the Merger Agreement, as well as the Merger are invalid and ineffective and award appropriate equitable and other relief. Plaintiffs and the Class have no adequate remedy at a law.

COUNT II

For Violation of the Equal Treatment Provision

Against Stollmeyer, the Director Defendants and MINDBODY

139. Plaintiffs incorporate each allegation set forth above as if fully set forth herein.

140. The Certificate is a contract among MINDBODY and its directors, officers and stockholders. The Certificate at Article IV D.2.(c) contains an equal treatment provision which requires that “[i]n connection with any Change of Control Transaction,” shares of Class A and Class B stock shall “be treated equally, identically and ratably, on a per share bases, with respect to any consideration” unless different treatment is approved by separate class votes of the Class A and Class B. Section 6.20 of the Merger Agreement and page 44 of the Proxy Statement assert that the Board has the power to authorize consideration of a different amount or nature than MINDBODY stockholders. This violates the equal treatment provision.

141. Section 6.20 and the Proxy indicate that the restrictions on Vista with respect to different merger consideration for executive officers will only continue to the Effective Time of the Merger. However, the equal treatment provision of Article IV D.2.(c) does not expire at the Effective Time of the Merger. Equal treatment applies “[i]n connection with any Change of Control Transaction.” The provision applies “with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders.” For example, the equal treatment provision would apply to shares of the private company’s stock distributed to Stollmeyer in exchange for the cash merger consideration for his Class B stock.

142. Provisions of the Merger Agreement, statements in the Proxy and other documents and the economic rationale of management led buy-outs support a reasonable inference that there is an intention and plan and/or that in fact Stollmeyer will end up with different treatment for his Class B shares than other MINDBODY stockholders will receive for their Class A shares. This violates the Certificate.

143. Pursuant to 8 Del. C. §111(a)(2) and (b), the Court should declare that the purported authority of the Board to grant disparate consideration and the payment or distribution of different consideration are in breach of the Certificate, and are invalid and award Plaintiffs equitable or other relief. Plaintiffs and the Class have no adequate relief at law.

COUNT III

For Breaches of Fiduciary Duties Against Stollmeyer

144. Plaintiffs incorporate each allegation set forth above as if fully set forth herein.

145. As a MINDBODY director and officer, Stollmeyer owes Plaintiffs and all other MINDBODY stockholders fiduciary duties of loyalty and care. As a result, in connection with the Company’s sale, Stollmeyer had an obligation to maximize stockholder value and refrain from benefitting himself at the expense of MINDBODY’s common stockholders.

146. Stollmeyer initiated and timed the going private process for his own self-interest at an inopportune time for MINDBODY’s public stockholders. Without Board authorization, he met with Vista and two other financial sponsors to pursue his going private plan. He deliberately and improperly injected himself into and controlled the going private process, including the engagement of Qatalyst.

147. Stollmeyer also steered the sale to his preferred private equity bidder, Vista, and engaged his preferred and conflicted financial advisor. On information and belief, he participated in every Transaction Committee and Board meeting concerning the going private Merger and the Proxy fails to give a full and fair summary of his role. He structured the process to discourage other prospective acquirers. He was involved in negotiations with Vista.

148. Stollmeyer further breached his fiduciary duties by issuing materially incomplete and misleading disclosures in the Proxy. He is breaching his fiduciary duties by acting in violation of the Certificate.

149. Stollmeyer engaged in this conduct for his own benefit, as he has announced that he will continue in his current position as CEO of the post-Merger entity and expects to obtain a substantial interest in the private company.

150. The delay in fixing the equity interest of Stollmeyer and other senior management in the private company until after the Merger is an effort to conceal their self-interest from the stockholders and circumvent the equal consideration provision of the Certificate.

151. Plaintiffs and the Class have no adequate remedy at law for Stollmeyer’s breaches of his fiduciary duties.

COUNT IV

For Breaches of Fiduciary Duties Against the Director Defendants

152. Plaintiffs repeat and re-allege all previous allegations as if fully set forth herein.

153. As MINDBODY directors, the Board members owe Plaintiffs and other public stockholders of MINDBODY the fiduciary duties of loyalty and care. As a result, in connection with the sale of the Company, they had an obligation to maximize stockholder value. They likewise were required to protect the Class A stockholders from Stollmeyer and senior management, who had a self-interest in going private.

154. In breach of these obligations, the Director Defendants failed to safeguard the best interests of MINDBODY’s Class A stockholders by allowing a sale of the Company through a fatally flawed process dominated by Stollmeyer and a conflicted financial advisor that resulted in an unfair price for MINDBODY’s Class A stockholders. The Director Defendants deliberately ignored the conflicts of interest of Stollmeyer and failed to empower a committee of disinterested and independent directors to control the process. Instead, they limited the power of the Transaction Committee, appointed an IVP representative as Chairman when IVP was predisposed to liquidating its position in MINDBODY, and relied on status reports from the conflicted management and banker, rather than actively controlling the sale process. They sanctioned manipulations of the corporate machinery in an (unsuccessful) effort to evade and vitiate the protections the Certificate provides for the Class A stockholders. Indeed, they have violated the Certificate. The Director Defendants approved the Merger before the market recovered from the worst December fall-out since the Great Depression, and before MINDBODY realized the profits from the FitMetrix and Booker Acquisitions.

155. Additionally, the Director Defendants breached their fiduciary duties by failing to make full, fair and accurate disclosure of all material facts to MINDBODY stockholders in soliciting votes in favor of the Merger. Further, they have breached their fiduciary duties by permitting violations of the Certificate.

156. Plaintiffs and the Class have no adequate remedy at law for the Director Defendants’ breaches of his fiduciary duties.

COUNT V

For Aiding and Abetting by the Vista Defendants

157. Plaintiffs repeat and re-allege all previous allegations as if fully set forth herein.

158. As alleged in detail herein, the Individual Defendants have breached their fiduciary duties to Plaintiffs and the other members of the Class. The Vista Defendants have aided and abetted those breaches. From Vista’s first contact with Stollmeyer in October 2018, the fix was in. On information and belief, Vista steered

Stollmeyer to Qatalyst so it would end up “negotiating” with a financial firm that had received and would receive tens of millions in fees from Vista deals. Along with Stollmeyer and Qatalyst, Vista orchestrated a fundamentally flawed going private process, that tilted the playing field toward Vista. It joined with Stollmeyer and Qatalyst to manipulate and accelerate the sale process in an unfair manner. Vista knowingly and actively conspired with Stollmeyer in a Transfer of Voting Control of his Class B shares but then engaged in a cover-up which sought to hide the transfer by disguising it (unsuccessfully) as a “proxy.” Vista has also knowingly and actively conspired with Stollmeyer to conceal discussions of employment, compensation and disparate Merger consideration. It has knowingly participated with Stollmeyer in a plan to violate the Certificate’s equal treatment requirement by hiding Stollmeyer’s different consideration and equity interest in the private company until after the Merger.

159. The Vista Defendants created and exploited the conflicts of Stollmeyer, management and Qatalyst. They conspired with Stollmeyer to steer the transaction to Vista and to avoid paying a value-maximizing price to MINDBODY’s Class A stockholders. They knew it was improper for the Director Defendants to allow Stollmeyer to control the process but exploited Stollmeyer’s control.

160. As experienced acquirers of public companies, the Vista Defendants had actual and constructive knowledge that it was improper for Stollmeyer to steer the transaction to Vista and exclude and deter other potential bidders. They also had active and constructive knowledge that it was improper for the Individual Defendants to fail to maximize value and ignore the conflicts of Stollmeyer and Qatalyst. They plainly knew that Stollmeyer was advancing his interests at the expense of the public stockholders.

161. Section 6.3 of the Merger Agreement required MINDBODY to provide the Vista Defendants with a reasonable opportunity to review and comment on the Proxy, and MINDBODY was required to consider in good faith all comments reasonably proposed by the Vista Defendants. The Vista Defendants therefore had the opportunity to review the Proxy before it was filed. They knew that the Proxy contained materially incomplete, false and misleading disclosures concerning its discussions and understandings with Stollmeyer and management concerning their post-Merger employment, compensation and equity interests. They also knew the disclosures concerning the Irrevocable Proxies and Qatalyst’s retention and conflicts were materially misleading and incomplete. However, the Vista Defendants failed to correct these false and misleading disclosures, despite their ability to do so, and thereby knowingly participated in and exploited the Individual Defendants’ breaches of fiduciary duties in order to benefit from the distorted account relayed by the Proxy. The Vista Defendants thereby knowingly participated in the Individual Defendants’ breaches of their fiduciary duty of disclosure.

162. Plaintiffs and the Class have no adequate remedy at law for the Vista Defendants’ conduct.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs demand judgment in their favor and in favor of the Class and against all Defendants as follows:

A. Declaring that this Action is properly maintainable as a class action, and certifying Plaintiffs as Class representatives and Plaintiffs’ counsel as Class counsel;

B. Declaring that the Stollmeyer and IVP Class B shares have automatically converted to Class A shares and have one vote per share;

C. Declaring that MINDBODY, Stollmeyer and the Director Defendants have violated the Certificate;

D. Declaring that Stollmeyer and the other Individual Defendants have breached their fiduciary duties owed to Plaintiffs and the Class;

E. Declaring that the Vista Defendants aided and abetted the Individual Defendants’ breaches of fiduciary duties,

F. Declaring that the vote on the Merger Agreement and the Merger itself are invalid and void;

G. Awarding final injunctive relief against the Merger;

H. Awarding appropriate equitable relief;

I. Awarding damages or equivalent equitable relief to Plaintiffs and the Class;

J. Awarding Plaintiffs the costs and disbursements of this Action, including reasonable attorneys’ and experts’ fees; and

K. Granting such other and further equitable relief as this Court may deem just, proper and equitable.

Dated: January 29, 2019	PRICKETT, JONES & ELLIOTT, P.A.

/s/ Michael Hanrahan
Michael Hanrahan (Del. No. 941)
OF COUNSEL:	Paul A. Fioravanti, Jr. (Del. No. 3808)
Kevin H. Davenport (Del. No. 5327)
KESSLER TOPAZ MELTZER &	Eric J. Juray (Del. No. 5765)
CHECK, LLP	Jason W. Rigby (Del. No. 6458) 1310 N. King Street
Lee D. Rudy	Wilmington, Delaware 19801
J. Daniel Albert	(302) 888-6500
Stacey A. Greenspan
280 King of Prussia Road
Radnor, Pennsylvania 19087
(610) 667-7706	Attorneys for Plaintiffs

SCHALL LAW FIRM Brian Schall
1880 Century Park East Los Angeles, CA 90067 (424) 303-1964

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PHILIP RYAN, JR. and	) )
DONALD FRIEDMAN, on behalf	)
of themselves and all other	)
similarly situated stockholders of	)
MINDBODY, Inc.,	)	C.A. No.:
Plaintiffs,	) )
v. MINDBODY, INC., RICHARD L.	) ) )
STOLLMEYER, KATHERINE	)
BLAIR CHRISTIE, COURT	)
CUNNINGHAM, GAIL	)
GOODMAN, CIPORA HERMAN,	)
ERIC LIAW, ADAM MILLER,	)
GRAHAM SMITH, VISTA	)
EQUITY PARTNERS	)
MANAGEMENT, LLC,	)
TORREYS PARENT, LLC,	)
TORREYS MERGER SUB, INC.,	)
and INSTITUTIONAL VENTURE	)
PARTNERS XIII, L.P.,	)
Defendants.

VERIFICATION TO CLASS ACTION

COMPLAINT AND AFFIDAVIT PURSUANT TO RULE 3(aa) and 23(aa)

Attached hereto is the Verification to Class Action Complaint and Affidavit Pursuant to Rule 3(aa) and 23(aa) of Philip Ryan, Jr.

Dated: January 29, 2019	PRICKETT, JONES & ELLIOTT, P.A.

/s/ Michael Hanrahan
OF COUNSEL:	Michael Hanrahan (Del. No. 941)
Paul A. Fioravanti, Jr. (Del. No. 3808)
KESSLER TOPAZ MELTZER & CHECK, LLP	Kevin H. Davenport (Del. No. 5327) Eric J. Juray (Del. No. 5765)
Lee D. Rudy	Jason W. Rigby (Del. No. 6458)
J. Daniel Albert	1310 N. King Street
Stacey A. Greenspan	Wilmington, Delaware 19801
280 King of Prussia Road	(302) 888-6500
Radnor, Pennsylvania 19087
(610) 667-7706	Attorneys for Plaintiffs

SCHALL LAW FIRM
Brian Schall
1880 Century Park East
Los Angeles, CA 90067
(424) 303-1964

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PHILIP RYAN, JR., on behalf of

himself and all other similarly

situated stockholders of

MINDBODY, Inc.,

Plaintiff,

v.

MINDBODY, INC., RICHARD L.

STOLLMEYER, KATHERINE

BLAIR CHRISTIE, COURT

CUNNINGHAM, GAIL

GOODMAN, CIPORA HERMAN,

ERIC LIAW, ADAM MILLER,

GRAHAM SMITH, VISTA

EQUITY PARTNERS

MANAGEMENT, LLC, TORREYS

PARENT, LLC, TORREYS

MERGER SUB, INC., and

INSTITUTIONAL VENTURE

PARTNERS XIII, L.P.,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No.:

VERIFICATION TO CLASS ACTION

COMPLAINT AND AFFIDAVIT PURSUANT TO RULE 3(aa) and 23(aa)

STATE OF NEW JERSEY COUNTY OF MORRIS	) ) )	:SS.

I, PHILIP RYAN, JR., being duly sworn, make this my affidavit and state on this 28 day of January, 2019 that:

1. I am a beneficial owner of MINDBODY, Inc. Class A common stock at the time of the wrongs complained of in the foregoing Verified Class Action Complaint (“Complaint”).

2. I am a plaintiff in this matter.

3. I have read the Complaint and have authorized its filing.

4. The facts alleged in the Complaint are true and correct to the best of my knowledge, information and belief.

5. In accordance with Delaware Chancery Court Rule 23(aa), I have not received, been promised or offered, and will not accept any form of compensation, directly or indirectly, for prosecuting or serving as a representative party in this action except for:

(a) such damages or other relief as the Court may award to members of the class;

(b) such fees, costs or other payments as the Court expressly approves to be paid to or on behalf of me; or

(c) reimbursement, paid by my attorneys, of actual and reasonable out-of-pocket expenditures incurred directly in connection with the prosecution of this action.

/s/ Philip E. Ryan, Jr. PHILIP RYAN, JR.

SWORN TO AND SUBSCRIBED before me, a Notary Public in the State and County aforesaid, this 28th day of January, 2019 by Philip Ryan, Jr.

/s/ Lori Ann Prisco Notary Public
My Commission Expires: 2. 16. 2020

EFiled: Jan 29 2019 09:27 AM EST Transaction ID 62905846 Case No. 2019-0061-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PHILIP RYAN, JR. and

DONALD FRIEDMAN, on behalf

of themselves and all other

similarly situated stockholders of

MINDBODY, Inc.,

Plaintiffs,

v.

MINDBODY, INC., RICHARD L.

STOLLMEYER, KATHERINE

BLAIR CHRISTIE, COURT

CUNNINGHAM, GAIL

GOODMAN, CIPORA HERMAN,

ERIC LIAW, ADAM MILLER,

GRAHAM SMITH, VISTA

EQUITY PARTNERS

MANAGEMENT, LLC,

TORREYS PARENT, LLC,

TORREYS MERGER SUB, INC.,

and INSTITUTIONAL VENTURE

PARTNERS XIII, L.P.,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No.:

VERIFICATION TO CLASS ACTION

COMPLAINT AND AFFIDAVIT PURSUANT TO RULE 3(aa) and 23(aa)

Attached hereto is the Verification to Class Action Complaint and Affidavit Pursuant to Rule 3(aa) and 23(aa) of Donald Friedman.

Dated: January 29, 2019	PRICKETT, JONES & ELLIOTT, P.A.

/s/ Michael Hanrahan
OF COUNSEL:	Michael Hanrahan (Del. No. 941)
Paul A. Fioravanti, Jr. (Del. No. 3808)
KESSLER TOPAZ MELTZER & CHECK, LLP	Kevin H. Davenport (Del. No. 5327) Eric J. Juray (Del. No. 5765)
Lee D. Rudy	Jason W. Rigby (Del. No. 6458)
J. Daniel Albert	1310 N. King Street
Stacey A. Greenspan	Wilmington, Delaware 19801
280 King of Prussia Road	(302) 888-6500
Radnor, Pennsylvania 19087
(610) 667-7706	Attorneys for Plaintiffs

SCHALL LAW FIRM
Brian Schall
1880 Century Park East
Los Angeles, CA 90067
(424) 303-1964

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

DONALD FRIEDMAN, on behalf of

himself and all other similarly

situated stockholders of

MINDBODY, Inc.,

Plaintiff,

v.

MINDBODY, INC., RICHARD L.

STOLLMEYER, KATHERINE

BLAIR CHRISTIE, COURT

CUNNINGHAM, GAIL

GOODMAN, CIPORA HERMAN,

ERIC LIAW, ADAM MILLER,

GRAHAM SMITH, VISTA

EQUITY PARTNERS

MANAGEMENT, LLC, TORREYS

PARENT, LLC, TORREYS

MERGER SUB, INC., and

INSTITUTIONAL VENTURE

PARTNERS XIII, L.P.,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No.:

VERIFICATION TO CLASS ACTION

COMPLAINT AND AFFIDAVIT PURSUANT TO RULE 3(aa) and 23(aa)

STATE OF CONNECTICUT	)
	)	:SS. Old Greenwich
COUNTY OF FAIRFIELD	)

I, DONALD FRIEDMAN, do hereby depose and say on this day of 24th January, 2019 that:

1. I am a beneficial owner of MINDBODY, Inc. Class A common stock at the time of the wrongs complained of in the foregoing Verified Class Action Complaint (“Complaint”).

2. I am a plaintiff in this matter.

3. I have read the Complaint and have authorized its filing.

4. The facts alleged in the Complaint are true and correct to the best of my knowledge, information and belief.

5. In accordance with Delaware Chancery Court Rule 23(aa), I have not received, been promised or offered, and will not accept any form of compensation, directly or indirectly, for prosecuting or serving as a representative party in this action except for:

(a) such damages or other relief as the Court may award to members of the class;

(b) such fees, costs or other payments as the Court expressly approves to be paid to or on behalf of me; or

(c) reimbursement, paid by my attorneys, of actual and reasonable out-of-pocket expenditures incurred directly in connection with the prosecution of this action.

/s/ Donald R. Friedman DONALD FRIEDMAN

SWORN TO AND SUBSCRIBED before me, a Notary Public in the State and County aforesaid, this 24 day of January, 2019.

/s/ Michael J. MCIntosh Notary Public My Commission Expires: April 30, 2020

EFiled: Jan 29 2019 09:27AM EST Transaction ID 62905846 Case No. 2019-0061-

SUPPLEMENTAL INFORMATION PURSUANT TO RULE 3(A)

OF THE RULES OF THE COURT OF CHANCERY

The information contained herein is for the use by the Court for statistical and administrative purposes only. Nothing stated herein shall be deemed an admission by or binding upon any party.

1. Caption of Case:	Philip Ryan, Jr. and Donald Friedman, Plaintiffs, v. MINDBODY, Inc., Richard L. Stollmeyer, Katherine Blair Christie, Court Cunningham, Gail Goodman, Cipora Herman, Eric Liaw, Adam Miller, Graham Smith, Vista Equity Partners Management, LLC, Torreys Parent, LLC, Torreys Merger Sub, Inc., and Institutional Venture Partners XIII, L.P., Defendants.

2. Date Filed: January 29, 2019	Michael Hanrahan (DE Bar No. 941) Paul A. Fioravanti, Jr. (DE Bar No. 3808)

3. Name and address of counsel for plaintiff(s):	Kevin H. Davenport (DE Bar No. 5327) Eric J. Juray (DE Bar No. 5765) Jason W. Rigby (DE Bar No. 6458) Prickett, Jones & Elliott, P.A. 1310 King Street

4. Short statement and nature of claim asserted:	Wilmington, Delaware 19801

Individual and class action alleging breach of fiduciary duty by MINDBODY, Inc.‘s CEO and Board of Directors in connection with proposed sale, breaches of the MINDBODY, Inc. certificate of incorporation and aiding and abetting claims.

5. Substantive field of law involved (check one):

☐ Administrative law	☐ Labor law	☐ Trusts, Wills and Estates

☐ Commercial law	☐ Real Property	☐ Consent trust petitions

☐ Constitutional law	☐ 348 Deed Restriction	☐ Partition

☒ Corporation law	☐ Zoning	☐ Rapid Arbitration (Rules 96,97)

☐ Trade secrets/trade mark/or other intellectual property		☐ Other

6. Related cases, including any Register of Wills matters (this requires copies of all documents in this matter to be filed with the Register of Wills):

None.

7. Basis of court’s jurisdiction (including the citation of any statute(s) conferring jurisdiction):

10 Del. C. § 341; 8 Del. C. §§ 111, 225, 227

8. If the complaint seeks preliminary equitable relief, state the specific preliminary relief sought.

9. If the complaint seeks a TRO, summary proceedings, a Preliminary Injunction, or Expedited Proceedings, check here ___. (If #9 is checked, a Motion to Expedite must accompany the transaction.)

10. If the complaint is one that in the opinion of counsel should not be assigned to a Master in the first instance, check here and attach a statement of good cause. ☒

/s/ Michael Hanrahan (Bar ID No. 941)
Signature of Attorney of Record & Bar ID

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
PHILIP RYAN, JR. and DONALD	)
FRIEDMAN, on behalf of	)
themselves and all other similarly	)
situated stockholders of	)
MINDBODY, Inc.,	) C.A. No.:
)
Plaintiffs,	)
)
v.	)
)
MINDBODY, INC., RICHARD L.	)
STOLLMEYER, KATHERINE	)
BLAIR CHRISTIE, COURT	)
CUNNINGHAM, GAIL	)
GOODMAN, CIPORA HERMAN,	)
ERIC LIAW, ADAM MILLER,	)
GRAHAM SMITH, VISTA	)
EQUITY PARTNERS	)
MANAGEMENT, LLC, TORREYS	)
PARENT, LLC, TORREYS	)
MERGER SUB, INC., and	)
INSTITUTIONAL VENTURE	)
PARTNERS XIII, L.P.,	)
)
Defendants.	)
)

STATEMENT OF GOOD CAUSE

I, Michael Hanrahan, am a director of the firm Prickett, Jones & Elliott, P.A. and a member in good standing of the Bar of the State of Delaware. With my firm, I am counsel to Plaintiffs Philip Ryan, Jr. and Donald Friedman in this this action. We respectfully submit that this action should not be assigned to a Master in the first instance, as this action concerns breaches of fiduciary duty and breaches of a certificate of incorporation by a board of directors in connection with the proposed sale of a Delaware corporation.

Dated: January 29, 2019	PRICKETT, JONES & ELLIOTT, P.A.

/s/ Michael Hanrahan
Michael Hanrahan (Del. No. 941)
Paul A. Fioravanti, Jr. (Del. No. 3808)
OF COUNSEL:	Kevin H. Davenport (Del. No. 5327)
KESSLER TOPAZ MELTZER & CHECK, LLP	Eric J. Juray (Del. No. 5765)
Jason W. Rigby (Del. No. 6458) 1310 N. King Street
Lee D. Rudy	Wilmington, Delaware 19801
J. Daniel Albert	(302) 888-6500
Stacey A. Greenspan	Attorneys for Plaintiffs
280 King of Prussia Road
Radnor, Pennsylvania 19087
(610) 667-7706

SCHALL LAW FIRM
Brian Schall
1880 Century Park East
Los Angeles, CA 90067
(424) 303-1964

EFiled: Jan 29 2019 09:27AM EST Transaction ID 62905846 Case No. 2019-0061-

Writer’s Direct Dial: (302) 888-6335 Writer’s Fax (302) 477-7061	PRICKETT, JONES & ELLIOTT A PROFESSIONAL ASSOCIATION 1310 N. KING STREET WILMINGTON, DELAWARE 19899 TEL: (302) 888-6500 FAX: (302) 658-8111 http://www.prickett.com	Writer’s E-Mail Address EJJuray@prickett.com

January 29, 2019

Via E-filing

Register in Chancery

Leonard L. Williams Justice Center

500 North King Street, Suite 11400

Wilmington, Delaware 19801

Re: Philip Ryan, Jr. and Donald Friedman v. MINDBODY, Inc. et al.

Dear Sir/Madam:

Enclosed please find a Verified Class Action Complaint (“Complaint”) and related suit papers for filing in the above-referenced action. Please have the Register’s office in the county where this case is assigned issue a summons to the defendants as follows:

1. Service on defendant MINDBODY, Inc. will be made by serving its Delaware registered agent: The Corporation Trust Company, Inc., Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

2. Service on defendants Richard L. Stollmeyer, Katherine Blair Christie, Court Cunningham, Gail Goodman, Cipora Herman, Eric Liaw, Adam Miller and Graham Smith, who were directors of MINDBODY, Inc. at the time of the wrongs complained of in the Complaint, will be pursuant to 10 Del. C. § 3114. The Registered Agent for MINDBODY, Inc. is The Corporation Trust Company, Inc., Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Register in Chancery

January 29, 2019

3. Service on defendant Vista Equity Partners Management, LLC will be made by serving its Delaware registered agent: The Corporation Trust Company, Inc., Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

4. Service on defendant Torreys Parent, LLC will be made by serving its Delaware registered agent: The Corporation Trust Company, Inc., Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

5. Service on defendant Torreys Merger Sub, Inc. will be made by serving its Delaware registered agent: The Corporation Trust Company, Inc., Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

6. Service on defendant Institutional Venture Partners XIII, L.P. will be made by serving its Delaware registered agent: The Corporation Trust Company, Inc., Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Pursuant to Court of Chancery Rule 4(c), Kevin Dunn, President of Brandywine Process Servers, Ltd., or any adult employee of Brandywine Process Servers, Ltd., will serve as special process server and will serve the Summons, Complaint and other suit papers requiring service upon the defendants named in the Complaint.

Register in Chancery

January 29, 2019

Please contact my assistant, Caitlin E. Whetham (cewhetham@prickett.com or 302-888-6323) when the summonses are ready for service. Thank you for your assistance.

Very truly yours,

/s/ Eric J. Juray

(DE Bar No. 5765)

Words: 335

EFiled: Jan 29 2019 09:27AM EST Transaction ID 62905846 Case No. 2019-0061-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
PHILIP RYAN, JR., and DONALD	)
FRIEDMAN, on behalf of	)
themselves and all other similarly	)
situated stockholders of	)
MINDBODY, Inc.,	) C.A. No.:
)
Plaintiffs,	)
)
v.	)
)
MINDBODY, INC., RICHARD L.	)
STOLLMEYER, KATHERINE	)
BLAIR CHRISTIE, COURT	)
CUNNINGHAM, GAIL	)
GOODMAN, CIPORA HERMAN,	)
ERIC LIAW, ADAM MILLER,	)
GRAHAM SMITH, VISTA	)
EQUITY PARTNERS	)
MANAGEMENT, LLC, TORREYS	)
PARENT, LLC, TORREYS	)
MERGER SUB, INC., and	)
INSTITUTIONAL VENTURE	)
PARTNERS XIII, L.P.,	)
)
Defendants.	)
)

STATEMENT UNDER COURT OF CHANCERY RULE 4(d)(c)

REGARDING SERVICE UNDER 10 DEL. C. § 3114

Pursuant to Court of Chancery Rule 4(d)(c) and 10 Del. C. § 3114, Plaintiffs, by and through their attorneys, Prickett, Jones & Elliott, P.A., state as follows:

1. Richard L. Stollmeyer, Katherine Blair Christie, Court Cunningham, Gail Goodman, Cipora Herman, Eric Liaw, Adam Miller and Graham Smith, served as executive officers and/or as members of the Board of Directors of MINDBODY, Inc., a Delaware corporation, at the time of the wrongs complained of in the Verified Class Action Complaint in this action. The principal place of business for MINDBODY, Inc. outside the State of Delaware is:

MINDBODY, Inc. 4051 Broad Street Suite 220 San Luis Obispo, California 93401

2. The Registered Agent for MINDBODY, Inc. is: The Corporation Trust Company, 1209 N. Orange Street, Wilmington, Delaware 19801.

3. The addresses outside the State of Delaware for defendants as listed on MINDBODY, Inc.’s 2018 Annual Franchise Tax report filed with the Delaware Secretary of State are as follows:

Richard L. Stollmeyer

c/o MINDBODY, Inc.

4051 Broad Street

Suite 220

San Luis Obispo, California 93401

Katherine Blair Christie

c/o MINDBODY, Inc.

4051 Broad Street

Suite 220

San Luis Obispo, California 93401

2

Court Cunningham

c/o MINDBODY, Inc.

4051 Broad Street

Suite 220

San Luis Obispo, California 93401

Gail Goodman

c/o MINDBODY, Inc.

4051 Broad Street

Suite 220

San Luis Obispo, California 93401

Cipora Herman

c/o MINDBODY, Inc.

4051 Broad Street

Suite 220

San Luis Obispo, California 93401

Eric Liaw

c/o MINDBODY, Inc.

4051 Broad Street

Suite 220

San Luis Obispo, California 93401

Adam Miller

c/o MINDBODY, Inc.

4051 Broad Street

Suite 220

San Luis Obispo, California 93401

Graham Smith

c/o MINDBODY, Inc.

4051 Broad Street

Suite 220

San Luis Obispo, California 93401

3

Dated: January 29, 2019	PRICKETT, JONES & ELLIOTT, P.A.

/s/ Michael Hanrahan
OF COUNSEL:	Michael Hanrahan (Del. No. 941)
Paul A. Fioravanti, Jr. (Del. No. 3808)
KESSLER TOPAZ MELTZER & CHECK, LLP	Kevin H. Davenport (Del. No. 5327) Eric J. Juray (Del. No. 5765)
Lee D. Rudy	Jason W. Rigby (Del. No. 6458)
J. Daniel Albert	1310 N. King Street
Stacey A. Greenspan	Wilmington, Delaware 19801
280 King of Prussia Road	(302) 888-6500
Radnor, Pennsylvania 19087
(610) 667-7706	Attorneys for Plaintiffs

SCHALL LAW FIRM	Words: 279
Brian Schall
1880 Century Park East
Los Angeles, CA 90067
(424) 303-1964

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